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                     STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-18A


                                 TERMS AGREEMENT


                                                        Dated: November 26, 2001


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of November 1, 2001 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:        Series 2001-18A.

Terms of the Series 2001-18A Certificates: Structured Asset Securities Corporation, Series 2001-18A Mortgage Pass-Through Certificates, Class A1, Class A2, Class A3, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of a pool of adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class A1, Class A2, Class A3, Class B1, Class B2, Class B3 and Class R Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:    File Number 333-35026.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class A1, Class A2, Class A3 and Class R Certificates be rated "AAA" by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P") and "Aaa" by Moody's Investors Service, Inc., ("Moody's" and together with S&P, the "Rating Agencies"); the Class B1 Certificates be rated "AA" by S&P and "Aa2" by Moody's; the Class B2 Certificates be rated "A" by S&P and "A2" by Moody's; and the Class B3 Certificates be rated "BBB" by S&P and "Baa2" by Moody's.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase froth the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:     November 1, 2001.

Closing Date:     10:00 A.M., New York time, on or about November 30, 2001. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.



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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                               LEHMAN BROTHERS INC.


                                               By:  ____________________________
                                                    Name:  Stanley Labanowski
                                                    Title: Senior Vice President
Accepted:

STRUCTURED ASSET SECURITIES
CORPORATION


By:  ____________________________
     Name:  Stanley Labanowski
     Title: Senior Vice President












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                                   Schedule 1
                                   ----------

                      Initial Certificate
                           Principal           Certificate       Purchase Price
            Class          Amount(1)          Interest Rate        Percentage
              A1          $248,232,000              3.50%(2)          100%
              A2           297,000,000              5.00%(2)          100%
              A3                   (3)              5.00%(3)          100%
              B1             5,902,000           Variable(4)          100%
              B2             4,496,000           Variable(4)          100%
              B3             3,091,000           Variable(4)          100%
              R                    100              3.50%(2)          100%
----------
(1)   These balances are approximate, as described in the prospectus supplement.

(2) The Class A1, Class A2 and Class R Certificates will accrue interest based on the interest rates specified above until the end of the Accrual Period (as defined in the Prospectus Supplement) in July 2008, subject to a mazimum rate equal to the Net WAC of the mortgage loans. Beginning with the Accrual Period in August 2008, the Class A1, Class A2 and Class R Certificates will accrue interest at the Net WAC of the mortgage loans, as described in the Prospectus Supplement.

(3) The Class A3 Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on a notional amount, as described in the Prospectus Supplement. After the Distribution Date in August 2008, the Class A3 Certificates will no longer be entitled to receive distributions of any kind.

(4) The Class B1, B2 and B3 Certificates at a variable rate equal to collateral net WAC, as described in the Prospectus Supplement.